EXHIBIT 99.1

Anavex Life Sciences Corp.

Ticker Symbol: AVXL

British Columbia, Canada

January 31, 2007

Anavex Life Sciences Corp. acquires a portfolio of Patents and appoints Dr. Alexandre Vamvakides as CSO and Director

Anavex Life Sciences Corp. (OTC BB:AVXL) (the "Company") announces that it has acquired a portfolio of three patents and one patent application covering drug candidates indented to be further developed through commercialization targeting the areas of neurological diseases and cancer. The patents were assigned by Dr. Alexandre Vamvakides, of Paris, France, who has been appointed as Chief Scientific Officer and member of the Board of Directors.

Under the terms of the acquisition, Anavex is to pay for the development of the compounds by expending not less than $200,000 US per annum. Dr. Vamvakides will lead the development project and will receive 6% royalties on the total net income resulting from successful exploitation of the assigned patents. The Company endeavors to further develop the appropriate compounds utilizing various research facilities worldwide.

Prior to joining Anavex Life Sciences, Dr. Vamvakides has spent 30 years in research focusing on the therapeutic/pharmacological areas of nootropes, anti-neurodegenerative (anti-Alzheimer), antiepileptic, antidepressive, and prototype molecules. During his career, Dr. Vamvakides has been published over 80 times in highly respected Medical/Scientific journals. In the past 30 years, Dr. Vamvakides has pioneered his expertise at the Institut National de la Sante et de la Recherche Medicale (INSERM) in Paris France, at the University of Athens (Greece) as well as at Chropi Pharmaceuticals (Piraeus, Greece), Ciba-Geigy (Basel, Switzerland) and Sanofi (Montpellier, France) for the development of new concepts in the aforementioned therapeutic/pharmacological areas.

Dr. Vamvakides holds a M.Sc. in Chemistry from Bordeaux University, France, a M.Sc. in Pharmacology, a M.Sc. in Biochemistry and a Ph.D. in Molecular Pharmacology all from the University of Paris, Medical School.

"This acquisition demonstrates our vision to execute our strategic goal of increasing corporate value by delivering novel products in attractive therapeutic areas. We will now pursue opportunities to strengthen and enhance these products and extend our offering of innovation in these areas”, said Dr. Kontzalis CEO of Anavex Life Sciences Corp.

“I am delighted to take on the scientific leadership of Anavex Life Sciences Corp.,” said Dr. Vamvakides. The unique portfolio of pre-clinical development assets represents a valuable resource for therapeutic discovery and validation. We plan to drive our next generation therapeutic validation platform forward, enabling us to more confidently advance therapeutics into human trials.”

Legal Notice regarding Forward Looking Statements

This press release contains statements, which may constitute “forward-looking statements” regarding our intent, belief or current expectations. Forward-looking statements in this release include statements: that the patent compounds we acquired are intended to be further developed; that we will expend not less than $200,000 US per year in developing the compounds; that we will further develop the compounds, and that we will advance therapeutics into human trials. Factors which may significantly change or prevent our forward looking statements from fruition include that; we may be unsuccessful in developing any products; that our technology may not be validated as we progress further; and that we may not be able to raise funds for development or working capital when we require it.

Contacts:
Anavex Life Sciences Corp.
Harvey Lalach
President
(250) 764-9701
Email: harvey@anavex.com